UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2021

Beyond Commerce, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	98-0512515
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3773 Howard Hughes Pkwy, Suite 500,

Las Vegas, Nevada, 89169

(Address of principal executive offices, including zip code)

(702) 675-8022

(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 101Entry into a Material Definitive Agreement

On March 31, 2021, Beyond Commerce, Inc., a Nevada corporation (the “Company”), entered into a Stock Purchase Agreement (the “SPA”) with an existing institutional investor (the “Investor”) pursuant to which the Investor purchased for $1,000,000.00 in cash 10,000 shares of the Company’s Series C Convertible Preferred Stock, convertible into 100,000,000 shares of the Company’s common stock, (the “Shares”), at a fixed conversion price of $0.01 per share. The SPA contains standards representation, warranties and covenants made by each party in the SPA.  The foregoing description of the SPA does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The relevant information in Item 1.01 on this Current Report on Form 8-K, regarding the, is incorporated herein by reference. The Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”) because they qualified for exemption under Section 4(a)(2) and Rule 506(b) of Regulation D under the Securities Act. The Shares are exempt from registration because the issuance of such securities by the Company did not involve a “public offering,” as defined in Section 4(a)(2). In addition, the Investor agreed to, and received, securities bearing a legend stating that such securities are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these securities would not be immediately redistributed into the market.

Item9.01.Exhibits.

(d) Exhibits

Exhibit No.	Exhibit
10.1	Stock Purchase Agreement, dated March 31, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEYOND COMMERCE, INC.

Dated: April 5, 2021	By:	/s/ Geordan G. Pursglove
Geordan G. Pursglove Chief Executive Officer, President and Director